As filed with the Securities and Exchange Commission on October 30, 2009
Registration No. 333-145408

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Illumina, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0804655 (I.R.S. Employer Identification Number)

9885 Towne Centre Drive
San Diego, California 92121
(858) 202-4500
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Jay T. Flatley
President and Chief Executive Officer
Illumina, Inc.
9885 Towne Centre Drive
San Diego, California 92121
(858) 202-4500
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With a copy to:
Christian G. Cabou
Senior Vice President & General Counsel
Illumina, Inc.
9885 Towne Centre Drive
San Diego, California 92121
(858) 202-4500

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES
     Pursuant to a Registration Statement on Form S-3 (File No. 333-145408) (as supplemented and amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2007, by Illumina, Inc. (the “Company”) and immediately declared effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act of 1933, as amended (the “Securities Act”), the Company registered the resale by certain selling securityholders named in the Registration Statement of up to $400,000,000 aggregate principal amount of its 0.625% Convertible Senior Notes due 2014 (the “Notes”) and the shares of the Company’s common stock issuable upon conversion of the Notes (the “Underlying Shares”). The Notes were initially issued by the Company on February 16, 2007 in a transaction exempt from the registration requirements of the Securities Act and were resold by the initial purchasers in reliance on Rule 144A to persons who represented to the initial purchasers that they were qualified institutional buyers.
     The Company entered into a Registration Rights Agreement with the initial purchasers of the Notes for the benefit of the holders of the Notes. A copy of the Registration Rights Agreement was filed with the SEC as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2007.
     As of the date hereof, the Company is seeking to deregister all of the Notes and the Underlying Shares that remain unsold under the Registration Statement because its contractual obligation to keep the Registration Statement effective pursuant to the terms of the Registration Rights Agreement between the Company and the initial purchasers of the Notes has terminated. Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister such principal amount of Notes and the Underlying Shares originally registered in the Registration Statement that would have otherwise remained available for sale under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of the Notes and the Underlying Shares that remain unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, state of California on October 30, 2009.

ILLUMINA, INC.
/s/ Jay T. Flatley
By: Jay T. Flatley
Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jay T. Flatley Jay T. Flatley	President, Chief Executive Officer and Director (principal executive officer)	October 30, 2009

/s/ Christian O. Henry Christian O. Henry	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	October 30, 2009

* William H. Rastetter	Director	October 30, 2009

* Blaine Bowman	Director	October 30, 2009

* Daniel M. Bradbury	Director	October 30, 2009

* Karin Eastham	Director	October 30, 2009

* Jack Goldstein	Director	October 30, 2009

* Paul C. Grint	Director	October 30, 2009

* David R. Walt	Director	October 30, 2009

* Roy Whitfield	Director	October 30, 2009

* By	/s/ Christian O. Henry
Christian O. Henry
Attorney-in-Fact

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